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                             ACCOUNTANTS' CONSENT

The Board of Directors
United Natural Foods, Inc.:

We consent to the use of our report dated April 15, 1998 relating to the consolidated balance sheets of United Natural Foods, Inc. and subsidiaries as of July 31, 1996 and 1997 and the related consolidated statements of income, stockholders' equity and cash flows for the year ended October 31, 1995, for the nine months ended July 31, 1996, and for the year ended July 31, 1997, included in this Registration Statement on Form S-3.

We consent to the use of our report on the related financial statement schedule incorporated herein by reference.

We consent to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in this Registration Statement on Form S-3.

                                                          KPMG Peat Marwick LLP

Providence, Rhode Island

May 21, 1998